Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

THE COCA-COLA COMPANY REPORTS
FIRST QUARTER 2013 RESULTS

Solid 4% global volume growth
Global Trademark Coca-Cola volume growth of 3%
Worldwide share gains advance in both sparkling and still beverages

First Quarter 2013 Highlights

•	Solid 4% first quarter global volume growth. Volume growth of 3% for Coca-Cola Americas and 5% for Coca-Cola International.

•	Global sparkling beverage volume grew 3%, led by brand Coca-Cola, up 3%, and global still beverage volume grew 6% in the first quarter.

•	First quarter reported net revenues declined 1%. Excluding the impact of currency and structural changes, net revenues grew 2% despite two fewer selling days in the quarter.

•
First quarter reported operating income declined 4% and comparable currency neutral operating income grew 5%, in line with our expectations and reflecting the impact of two fewer selling days in the quarter.

•	First quarter reported EPS was $0.39, down 13%, and comparable EPS was $0.46, up 5%, including a currency headwind of approximately 4%.

•	The Company announces implementation of a new partnership model in the United States.

ATLANTA, April 16, 2013 – The Coca-Cola Company today reported first quarter 2013 results. Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, "I am pleased with our first quarter performance results, having once again delivered solid growth against the backdrop of a still uncertain global economy. Guided by our 2020 Vision, our roadmap for winning together with our global system bottling partners, we enter 2013 and the fourth year of our journey to 2020 focused and on track to reach our goals.
"Together, we are working to unlock value, to execute with excellence and to keep winning volume and value share.  We proudly serve more than 500 brands through 23 million retail customer outlets each week, providing consumers a wide array of choices in package sizes, sweeteners and beverages – including more than 800 low- and no-calorie options. Our focus each and every day is to refresh the world, inspire moments of optimism and happiness, create value and make a meaningful difference. I am proud of all we are achieving alongside our customers, bottlers and other partners. Even so, we remain constructively discontent as we seek to make the most of the vast growth opportunities we continue to see around the world."

PERFORMANCE HIGHLIGHTS
The Coca-Cola Company reported worldwide volume growth of 4% for the first quarter, with 3% growth in Coca-Cola Americas and 5% growth in Coca-Cola International. The Company reported solid volume growth in key developed markets, including Germany (+3%), North America (+1%) and Japan (+1%). Europe volume was even for the first quarter and a sequential improvement from fourth quarter 2012, despite ongoing uncertain macroeconomic conditions and unseasonably cold weather. The Company also delivered strong volume growth during the quarter in key emerging markets, including Thailand (+18%), India (+8%), Russia (+8%), Mexico (+3%) and Brazil (+3%). Our China business delivered 1% volume growth in the quarter, a sequential improvement from fourth quarter 2012, despite the economic slowdown and poor weather in the quarter. Strong volume growth continued in countries with per capita consumption of Company brands less than 150 eight-ounce servings per year, with volume up 7% in the quarter overall, reflecting the strength of our geographic portfolio, with our products sold in more than 200 countries worldwide.
We grew value share in nonalcoholic ready-to-drink (NARTD) beverages for the 23rd consecutive quarter and we maintained global volume share in the quarter. Importantly, value share growth once again outperformed volume share. Further, our immediate consumption (IC) volume grew 3% globally in the first quarter, with sparkling IC volume up 2% and still IC volume up 3%, driven by focused in-store activation efforts and continued cold-drink equipment expansion, building on the 1.3 million units placed in 2012.
Worldwide sparkling beverage volume grew 3% for the quarter. We grew volume and value share in global core sparkling beverages in the quarter, led once again by brand Coca-Cola, as we activated our "Crazy for Good" marketing campaign in many markets around the world and continued to offer consumers relevant price and package size choices as well as promotions centered on "Coke with Meals". Worldwide brand Coca-Cola volume grew 3% for the quarter, with growth across diverse markets, including Thailand (+38%), India (+30%), Russia (+15%), China (+6%), Germany (+4%), Japan (+2%) and Brazil (+2%). In addition, Fanta volume grew 6% and Sprite volume grew 5% for the quarter, reflecting a balanced portfolio approach to growth across the core sparkling beverage category. Growth was driven by innovation in sweeteners and packaging and activation of global marketing campaigns in locally relevant ways such as the Fanta "Play" campaign and the Sprite "Uncontainable Game" NBA partnership.
Worldwide still beverage volume grew 6% in the quarter, with volume growth across most beverage categories, including ready-to-drink tea, juices and juice drinks, packaged water, energy drinks and sports drinks. Excluding the impact of acquired volume, primarily from the Aujan partnership in the Eurasia and Africa Group, still beverage volume grew 4% in the quarter. We grew global volume and value share in still beverages and realized volume and value share gains in juices and juice drinks, ready-to-drink tea, and packaged water.
Ready-to-drink tea volume grew double digits in the quarter, with continued strong performance of key brands such as Gold Peak and Honest Tea in North America, Ayataka green tea in Japan and Fuze Tea, which we expanded across multiple markets worldwide during the quarter. Juices and juice drinks volume grew 9% in the quarter, with growth across all of our geographic operating groups as we continue to introduce a common visual identity across our portfolio of juice brands around the world. Energy drinks volume also grew 9% in the quarter. Packaged water volume grew 1% in the quarter, as we strengthened our focus on innovative and sustainable immediate consumption packaging to grow value in the category.
Our two newest billion-dollar brands, I LOHAS single-serve water and Ayataka premium green tea, both in Japan, grew 22% and 13%, respectively, in the quarter, as we build on our strong history of brand innovation to capture growth opportunities across beverage categories and occasions in this important market. The Company now has 16 billion-dollar brands.

OPERATING REVIEW

	Three Months Ended March 29, 2013
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	4	(1)	(4)	5

Eurasia & Africa	15	9	6	13
Europe	—	(2)	(2)	(1)
Latin America	4	4	3	9
North America	1	(1)	(24)	(3)
Pacific	3	(4)	—	4
Bottling Investments	(6)	(3)	12	154
Eurasia & Africa

•
Our Eurasia and Africa Group's volume grew 15% in the quarter (up 11% excluding the benefit of acquired volume primarily from the Aujan partnership), cycling 7% volume growth in the prior year quarter. All business units in the group grew volume, led by the Middle East and North Africa region, up 30% (up 17% excluding the benefit of acquired volume primarily from the Aujan partnership). Reported net revenues for the quarter increased 9%, reflecting a 10% increase in concentrate sales and positive price/mix of 3%, partially offset by a 4% currency impact, leading to a comparable currency neutral net revenue increase of 13% in the quarter. After adjusting for unit case sales without concentrate sales equivalents and the effect of two fewer selling days in the quarter, concentrate sales in the quarter were slightly ahead of unit case sales. For the full year, we expect concentrate sales to be in line with unit case sales. Reported operating income increased 6% in the quarter. Comparable currency neutral operating income increased 13% in the quarter, driven by volume, pricing and product mix, partially offset by increased investments in the business.

•
During the quarter, Eurasia and Africa continued to focus on driving executional capabilities in the marketplace, greater consumer choice in package and price options and integrated marketing campaigns such as "Crazy for Good" and "Coke with Meals". Sparkling beverage volume grew 12% in the quarter, led by brand Coca-Cola, which also grew 12%. Sprite volume grew 15% and Fanta volume grew 10% in the quarter. Still beverage volume grew 26% in the quarter, including the benefit of acquired volume primarily from the Aujan partnership which added 15 points of growth. Volume growth in Russia continued to be led by our sparkling beverage brands, including brand Coca-Cola, up 15%, Fanta, up 15% and Sprite, up 7%. We gained share in NARTD beverages in Russia as well as in sparkling and still beverages, with the kickoff of a robust calendar of marketing activities related to the Sochi 2014 Winter Olympics and Torch Relay. The momentum behind our juice business in Russia continued in the quarter, with flagship brand Dobriy and premium brand Rich both up double digits.

Europe

•
Our Europe Group's volume was even in the quarter, cycling 1% growth in the prior year quarter, and a sequential improvement from fourth quarter 2012. The quarter was marked by poor weather, especially in March, as well as ongoing weakness in consumer confidence and spending across the region. Reported net revenues declined 2% in the quarter, reflecting a 2% decline in concentrate sales, even price/mix and minimal impact from currency, leading to a comparable currency neutral net revenue decline of 2%. After adjusting for the effect of two fewer selling days in the quarter, concentrate sales were in line with unit case sales. For the full year, we expect concentrate sales to be in line with unit case sales. Reported operating income declined 2% in the quarter.  Comparable currency neutral operating income declined 1% in the quarter, reflecting the impact of two fewer selling days in the quarter, partially offset by efficient expense management and the timing of operating expenses.

•
During the quarter, the Europe Group grew volume and value share in total NARTD beverages as well as in sparkling beverages, juices and juice drinks and energy drinks despite continued weak consumer confidence and competitive pricing. In addition, we gained share in ready-to-drink tea. During the quarter, we launched the "Coming Together" and "Be OK" advertising campaigns in Great Britain with plans for further expansion across other European markets in the second quarter. Great Britain returned to volume growth in the quarter, with volume and value share gains in NARTD beverages as well as in both sparkling and still beverages, led by volume growth in sparkling beverages and in Trademark Coca-Cola in particular. Germany volume grew 3% in the quarter, cycling 3% growth in the prior year quarter. Germany gained both volume and value share in NARTD beverages during the quarter, driven by strong integrated marketing campaigns such as the "Arctic Home" polar bear campaign, solid execution in the marketplace and customer distribution gains. Volume in the Central and Southern Europe and Iberia regions declined low single digits in the quarter, with both cycling volume growth in the prior year quarter.

Latin America

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Our Latin America Group's volume grew 4% in the quarter, cycling 5% growth in the prior year quarter. All business units in Latin America grew volume in the quarter, with 11% growth in the Latin Center region and 3% growth each in Mexico, Brazil and the South Latin region. Reported net revenues for the quarter increased 4%, reflecting concentrate sales growth of 2% and positive price/mix of 8%, partially offset by a currency impact of 5% and a 1% impact related to structural changes, leading to a 9% increase in comparable currency neutral net revenues. After adjusting for unit case sales without concentrate sales equivalents and the effect of two fewer selling days in the quarter, concentrate sales were in line with unit case sales. For the full year, we expect concentrate sales to be in line with unit case sales. Reported operating income increased 3% in the quarter, with comparable currency neutral operating income up 9%, primarily reflecting solid volume growth and favorable pricing across all business units in the group, partially offset by the impact of two fewer selling days in the quarter as well as continued investment in the business.

•
During the quarter, the Latin America Group gained volume and value share in NARTD beverages as well as in both sparkling and still beverages. This performance was driven by strong activation of brand and category advertising such as "Crazy for Good" and "140 Calories", launched in Brazil, Mexico and Colombia, as well as investments in cold-drink equipment and continued segmentation across multiple price points and package sizes. Sparkling beverage volume was up 2% in the quarter, with a strong focus on growing our portfolio of flavored sparkling brands. Brand Coca-Cola volume grew 2% in the quarter while both Fanta and Sprite were up 5%. Still beverage volume grew 11% in the quarter, driven by ready-to-drink tea, up double digits as a result of the continued expansion of Fuze Tea, as well as 19% growth in sports drinks, 8% growth in packaged water and 6% growth in juices and juice drinks. Both Mexico and Brazil grew volume and value share in the quarter in NARTD beverages, with a continued focus on both single-serve and returnable packaging.

North America

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Our North America Group's volume grew 1% in the quarter, cycling 2% growth in the prior year quarter. Reported and comparable currency neutral net revenues for the quarter declined 1%, reflecting positive price/mix of 2% offset by the "as reported" volume decline of 2%, which includes the impact of two fewer selling days in the quarter as well as a 1%

unfavorable impact from structural changes. After adjusting for the effect of two fewer selling days in the quarter, unit case volume is broadly in line with "as reported" volume, and for the full year we expect them to be in line. First quarter reported operating income declined 24%, which includes the effect of items impacting comparability, principally costs related to our previously announced productivity and reinvestment program. Comparable currency neutral operating income declined 3% in the quarter, primarily reflecting the impact of two fewer selling days in the quarter. Excluding the impact of two fewer selling days in the quarter, we estimate that comparable currency neutral operating income would have grown.

•
During the quarter, North America gained volume and value share in NARTD beverages as we continue to build strong value-creating brands, improve customer service and enhance system capabilities. In addition, we gained volume and value share in both sparkling and still beverages. Sparkling beverage volume declined 1% in the quarter with solid sparkling beverage price/mix growth of 3%. Brand Coca-Cola grew slightly in the quarter with double-digit volume growth in package options such as the 7.5 ounce mini-can and the 1.25 liter PET bottle as we expanded availability. Coca-Cola Zero volume grew 3% in the quarter with strong activation around NCAA March Madness. Still beverage volume grew 6% in the quarter, led by continued strong growth in our ready-to-drink tea portfolio of Gold Peak, Honest Tea and Fuze. Our portfolio of juice and juice drink brands grew volume 3% in the quarter, with the Simply trademark up 9%, driven by the launch of Simply Orange with Banana, Simply Orange with Tangerine and Simply Lemonade with Blueberry as well as growth in single-serve packaging. In packaged water, our share declined slightly as Dasani maintained a price premium over other major competitors, supported by our innovative PlantBottle PET packaging. In sports drinks, Powerade maintained value share with a decline in volume share in the face of aggressive competitive pricing in the category.

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Today, The Coca-Cola Company is announcing that it has taken a significant step toward its 2020 Vision by commencing implementation of a 21st century beverage partnership model in the United States. Under the new model, The Coca-Cola Company and five U.S. bottlers have agreed in principle to take the next step in creating a stronger U.S. business model through the granting of new, expanded territories. The five bottlers are Coca-Cola Bottling Co. Consolidated, Coca-Cola Bottling Company United, Inc., Swire Coca-Cola USA,

Coca-Cola Bottling Company High Country and Corinth Coca-Cola Bottling Works, Inc. Depending on the situation, transactions might include an outright territory sale, a territory swap, or a sub-bottling arrangement (under which the bottler would make ongoing payments in exchange for exclusive territory operating rights). These new territories will include some of the largest cities in the geographies that border these bottlers' existing territories, allowing each bottler to better service local customers and provide more efficient execution. The transactions announced today are subject to the parties reaching definitive agreements by the end of 2013, with closings expected during 2014.

Pacific

•
Our Pacific Group's volume grew 3% in the quarter, cycling 9% growth in the prior year quarter. Reported net revenues for the quarter declined 4%, reflecting concentrate sales growth of 4%, offset by a 4% decline in price/mix and a 4% currency impact, leading to comparable currency neutral net revenues that were even in the quarter. Concentrate sales growth in the quarter was impacted by the later timing of the Chinese New Year in 2013. The unfavorable price/mix in the quarter was primarily a result of geographic mix as well as shifts in product and package mix within individual markets. For the full year, we expect concentrate sales to be in line with unit case sales. Reported operating income was even in the quarter, reflecting the impact of two fewer selling days in the quarter, as well as geographic mix. In addition, first quarter reported operating income reflects a 2% currency headwind. Comparable currency neutral operating income increased 4% in the quarter.

•
During the quarter, volume in both China and Japan grew 1%, cycling strong 9% and 3% growth in the prior year quarter, respectively, and representing a sequential improvement from fourth quarter 2012. Volume growth in India was up high single digits, and South Korea and Thailand volume and share growth momentum continued in the quarter. In India, we gained volume and value share in NARTD beverages as well as in sparkling and still beverages in the quarter. India sparkling beverage volume growth in the quarter was led by brand Coca-Cola, up 30%, and driven by strong integrated marketing campaigns and continued expansion of packaging choices to consumers. Japan volume growth in the quarter was led by sparkling beverages, up 4%, supported by music-themed integrated marketing campaigns such as "Share a Coke and a Song" for brand Coca-Cola, up 2%, and the "Zero Limit" campaign for Coca-Cola Zero, up 11%. Our first quarter volume growth in China was impacted by the economic slowdown and poor weather. Despite this, during the quarter sparkling beverage volume grew 8% and juices and juice drinks volume grew 14% supported by our new "Sunshine" integrated marketing campaign and the launches of new Minute Maid Pulpy products. This growth was partially offset by a decline in packaged water volume as we cycled strong water growth from the prior year and focused on driving more profitable growth in packaged water through immediate consumption. As we look ahead to the remainder of 2013, we continue to expect China's economic slowdown to have a short-term effect on our industry and on our business, although we do expect to see some gradual improvement in consumer disposable income and, as a result, sequential improvement for our business as the year progresses.

Bottling Investments

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Our Bottling Investments Group's volume grew 2% in the quarter on an "as reported" basis after adjusting for the net impact of structural changes, primarily the sale of a majority interest in our Philippine bottling operations to Coca-Cola FEMSA, which was completed in January 2013, and the acquisitions of the Vietnam, Cambodia and Guatemala bottling operations in 2012. Average daily sales volume, including the effect of these transactions, was down 6% in the quarter. The growth in "as reported" volume was primarily driven by India, Germany and Brazil, with volume and value share gains in NARTD beverages across these markets. Reported net revenues for the quarter declined 3%. This reflects the 2% growth in "as reported" volume and positive price/mix of 2%, offset by a currency impact of 2% and a 5% net impact due to the structural changes mentioned above. Comparable currency neutral net revenues declined 1% in the quarter, reflecting the impact of two fewer selling days in the quarter. Reported operating income in the quarter grew 12%. Comparable currency neutral operating income increased 154% in the quarter, reflecting an increase in revenues resulting from volume growth and positive pricing and mix in certain markets as well as a favorable impact from structural changes.

FINANCIAL REVIEW
First quarter reported net revenues declined 1%, with comparable net revenues also down 1%. This reflects a 2% increase in concentrate sales, offset by a 1% impact from structural changes and a 2% currency impact. The structural changes primarily reflect the deconsolidation of the Philippine bottling operations in 2013 and the acquisitions of the Vietnam, Cambodia and Guatemala bottling operations in 2012. Excluding the impact of currency and structural changes, net revenues grew 2% despite two fewer selling days in the quarter. After adjusting for the effect of two fewer selling days in the quarter, unit case sales were in line with concentrate sales. We achieved solid pricing across key markets around the world leading to global NARTD value share growth for the 23rd consecutive quarter. Price/mix in the quarter was even, as the benefit of positive pricing was offset by geographic mix, and as we cycled positive 3% price/mix in the prior year quarter. Comparable currency neutral net revenues grew 1% in the quarter. We anticipate that the Philippine bottling transaction, together with the previously announced pending bottling transaction in Brazil, will have a 3% structural impact on our full-year 2013 net revenues.
Reported cost of goods sold decreased 1% in the quarter, with comparable cost of goods sold down 3%, reflecting a 2% increase in concentrate sales offset by the impact of structural changes, primarily the deconsolidation of the Philippine bottling operations in 2013. Currency reduced comparable cost of goods sold in the quarter by 1%. Items impacting comparability in the quarter primarily included net gains/losses on commodities hedging. We continue to estimate full-year 2013 incremental commodity costs of approximately $100 million for sweeteners, juices, metals and PET compared to 2012, primarily impacting North America and the Bottling Investments Group.
Reported and comparable SG&A expenses were both even in the quarter. Currency reduced comparable SG&A expenses by 1% in the quarter. Despite the impact of two fewer selling days in the quarter and continued investments in our brands, we captured three points of operating expense leverage including the impact of structural changes, principally the deconsolidation of the Philippine bottling operations in 2013. In addition, operating expense leverage benefited from the reversal of certain expenses related to our long-term incentive plans. A portion of our stock-based compensation is based on multi-year performance periods and includes the impact of currency, which we now estimate will be a headwind of 2% on operating income for the full year. We continue to anticipate that operating expense leverage will be even to slightly positive for the full year.
First quarter reported operating income decreased 4%, with comparable currency neutral operating income up 5%. Items impacting comparability reduced first quarter 2013 operating income by $203 million. Items impacting comparability reduced first quarter 2012 operating income by $55 million. Currency reduced comparable operating income by 3% in the quarter. Including our hedge positions, current spot rates and the cycling of our prior year rates, as well as the Venezuelan devaluation announcement in February, we estimate currency will have a 3% unfavorable impact on operating income for the second quarter of 2013 and a 2% unfavorable impact for the full year. Further, we anticipate that the Philippine bottling transaction, together with the previously announced pending bottling transaction in Brazil, will have a 1% structural impact on our full-year 2013 operating income, with this decline offset by a corresponding improvement in equity income.
During the first quarter our net share repurchases totaled $1.1 billion. We are targeting net share repurchases of $3.0 to $3.5 billion for the full year.
First quarter reported EPS was $0.39 and comparable EPS was $0.46. Items impacting comparability reduced first quarter 2013 reported EPS by a net $0.07 and increased first quarter 2012 reported EPS by a net $0.01. In both periods, these items included restructuring charges, costs related to global productivity initiatives, gains/charges related to equity investees, net gains/losses related to our economic hedges, primarily commodities, and certain tax matters. Items impacting comparability in first quarter 2013 also included charges related to the devaluation of the Venezuelan bolivar. Items impacting comparability in first quarter 2012 also included charges related to changes in the structure of Beverage Partners Worldwide (BPW) and charges related to the supply of Brazilian orange juice.
First quarter cash from operations was $478 million, down 3%, primarily due to the impact of two fewer selling days in the quarter, an unfavorable impact from currency, and an increase in the use of working capital in preparation for the peak season of our growing global business.

Effective Tax Rate
The reported effective tax rate for the quarter was 24.6%. The underlying effective tax rate on operations for the first quarter was 23.5%. We expect this rate to remain unchanged at least through 2014.
The variance between the reported rate and the underlying rate was due to the tax effect of various items impacting comparability, separately disclosed in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
The underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results
First quarter 2012 results included a net gain of $0.01 per share due to gains related to equity investees, partially offset by restructuring charges, costs related to global productivity initiatives, charges related to changes in the structure of BPW and charges related to the supply of Brazilian orange juice.

NOTES

•	All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•	"Concentrate sales" represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•	"Sparkling beverages" means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•
"Still beverages" means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•
All references to volume and volume percentage changes indicate unit case volume, except for the reference to volume included in the explanation of net revenue growth for North America. All volume percentage changes, unless otherwise noted, are computed based on average daily sales. "Unit case" means a unit of measurement equal to 24 eight-ounce servings of finished beverage. "Unit case volume" means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
For both North America and Bottling Investments Group, net revenue growth attributable to volume reflects the increase in "as reported" volume, which is based on as reported sales rather than average daily sales and may include the impact of structural changes. For North America, this volume represents Coca-Cola Refreshments' unit case sales (which are equivalent to concentrate sales) plus concentrate sales to non-Company-owned bottling operations.

•
First quarter 2013 financial results were impacted by two fewer selling days, and fourth quarter 2013 financial results will be impacted by one additional selling day. Unit case volume results for the quarters are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•
In January 2012, the Company announced that Beverage Partners Worldwide (BPW), our joint venture with Nestlé in the ready-to-drink tea category, will focus its geographic scope primarily in Europe and Canada. The joint venture was phased out in all other territories by the end of 2012, and the Company's agreement to distribute products in the United States terminated at the end of 2012. We have eliminated the BPW and Nestlé licensed volume and associated concentrate sales for the year ended December 31, 2012 in those countries impacted by these structural changes.

•
As previously announced, effective January 1, 2013, the Company transferred our India and South West Asia business unit from the Eurasia and Africa operating segment to the Pacific operating segment. The countries included in our India and South West Asia business unit include Bangladesh, Bhutan, India, the Maldives, Nepal and Sri Lanka. This change in organizational structure did not impact the other geographic operating segments, Bottling Investments or Corporate. The reclassified historical operating segment data reflecting the change in organizational structure was disclosed in a Form 8-K filed on March 21, 2013.

•
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

CONFERENCE CALL
We are hosting a conference call with investors and analysts to discuss first quarter 2013 results today, April 16, 2013 at 9:30 a.m. EDT. We invite investors to listen to a live audiocast of the conference call at our website, http://www.coca-colacompany.com in the "Investors" section. A replay in downloadable MP3 format and transcript of the call will also be available within 24 hours after the audiocast on our website. Further, the "Investors" section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	March 29, 2013	March 30, 2012	% Change
Net Operating Revenues	$11,035	$11,137	(1)
Cost of goods sold	4,324	4,348	(1)
Gross Profit	6,711	6,789	(1)
Selling, general and administrative expenses	4,182	4,181	—
Other operating charges	121	99	22
Operating Income	2,408	2,509	(4)
Interest income	116	115	1
Interest expense	102	88	16
Equity income (loss) — net	87	140	(38)
Other income (loss) — net	(165)	49	N/A
Income Before Income Taxes	2,344	2,725	(14)
Income taxes	575	658	(13)
Consolidated Net Income	1,769	2,067	(14)
Less: Net income attributable to noncontrolling interests	18	13	38
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,751	$2,054	(15)
Diluted Net Income Per Share[1]	$0.39	$0.45	(13)
Average Shares Outstanding — Diluted[1]	4,530	4,601

[1]
For the three months ended March 29, 2013, and March 30, 2012, basic net income per share was $0.39 for 2013 and $0.45 for 2012 based on average shares outstanding — basic of 4,455 for 2013 and 4,525 for 2012. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	March 29, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$9,162	$8,442
Short-term investments	6,176	5,017
Total Cash, Cash Equivalents and Short-Term Investments	15,338	13,459
Marketable securities	3,090	3,092
Trade accounts receivable, less allowances of $58 and $53, respectively	5,007	4,759
Inventories	3,607	3,264
Prepaid expenses and other assets	3,294	2,781
Assets held for sale	1,183	2,973
Total Current Assets	31,519	30,328
Equity Method Investments	9,850	9,216
Other Investments, Principally Bottling Companies	1,227	1,232
Other Assets	3,922	3,585
Property, Plant and Equipment — Net	14,543	14,476
Trademarks With Indefinite Lives	6,570	6,527
Bottlers' Franchise Rights With Indefinite Lives	7,414	7,405
Goodwill	12,291	12,255
Other Intangible Assets	1,114	1,150
Total Assets	$88,450	$86,174

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$9,447	$8,680
Loans and notes payable	16,322	16,297
Current maturities of long-term debt	4,505	1,577
Accrued income taxes	382	471
Liabilities held for sale	446	796
Total Current Liabilities	31,102	27,821
Long-Term Debt	14,291	14,736
Other Liabilities	4,949	5,468
Deferred Income Taxes	5,214	4,981
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	11,664	11,379
Reinvested earnings	58,549	58,045
Accumulated other comprehensive income (loss)	(3,211)	(3,385)
Treasury stock, at cost — 2,592 and 2,571 shares, respectively	(36,282)	(35,009)
Equity Attributable to Shareowners of The Coca-Cola Company	32,480	32,790
Equity Attributable to Noncontrolling Interests	414	378
Total Equity	32,894	33,168
Total Liabilities and Equity	$88,450	$86,174

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Three Months Ended
	March 29, 2013	March 30, 2012
Operating Activities
Consolidated net income	$1,769	$2,067
Depreciation and amortization	473	447
Stock-based compensation expense	47	77
Deferred income taxes	157	(103)
Equity (income) loss — net of dividends	(77)	(133)
Foreign currency adjustments	184	(66)
Significant (gains) losses on sales of assets — net	(1)	(14)
Other operating charges	74	63
Other items	36	1
Net change in operating assets and liabilities	(2,184)	(1,846)
Net cash provided by operating activities	478	493
Investing Activities
Purchases of investments	(3,506)	(4,664)
Proceeds from disposals of investments	2,225	556
Acquisitions of businesses, equity method investments and nonmarketable securities	(28)	(120)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	690	11
Purchases of property, plant and equipment	(498)	(592)
Proceeds from disposals of property, plant and equipment	35	27
Other investing activities	(136)	(101)
Net cash provided by (used in) investing activities	(1,218)	(4,883)
Financing Activities
Issuances of debt	12,585	11,358
Payments of debt	(10,065)	(8,835)
Issuances of stock	417	436
Purchases of stock for treasury	(1,523)	(1,079)
Dividends	—	—
Other financing activities	21	42
Net cash provided by (used in) financing activities	1,435	1,922
Effect of Exchange Rate Changes on Cash and Cash Equivalents	25	329
Cash and Cash Equivalents
Net increase (decrease) during the period	720	(2,139)
Balance at beginning of period	8,442	12,803
Balance at end of period	$9,162	$10,664

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	March 29, 2013	March 30, 2012	% Fav. / (Unfav.)	March 29, 2013	March 30, 2012	% Fav. / (Unfav.)	March 29, 2013	March 30, 2012	% Fav. / (Unfav.)
Eurasia & Africa	$669	$615	9	$282	$266	6	$289	$266	9
Europe	1,177	1,204	(2)	683	695	(2)	694	708	(2)
Latin America	1,228	1,186	4	763	744	3	764	743	3
North America	4,887	4,921	(1)	341	451	(24)	342	467	(27)
Pacific	1,390	1,448	(4)	602	602	—	604	601	—
Bottling Investments	2,038	2,103	(3)	39	35	12	109	169	(36)
Corporate	44	30	45	(302)	(284)	(6)	(458)	(229)	(100)
Eliminations	(398)	(370)	(8)	—	—	N/A	—	—	N/A
Consolidated	$11,035	$11,137	(1)	$2,408	$2,509	(4)	$2,344	$2,725	(14)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the three months ended March 29, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $157 million for Europe, $71 million for Latin America, $4 million for North America, $146 million for Pacific and $20 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $2 million for Eurasia and Africa, $82 million for North America, $8 million for Pacific, $21 million for Bottling Investments and $10 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives.

•
Operating income (loss) and income (loss) before income taxes were increased by $3 million for North America due to the refinement of previously established accruals related to the loss or damage of certain fixed assets as a result of Hurricane Sandy.

•	Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Corporate due to transaction costs associated with the pending merger of certain bottling partners.

•
Income (loss) before income taxes was reduced by $9 million for Bottling Investments and $140 million for Corporate due to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.

•
Income (loss) before income taxes was reduced by $30 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•
Income (loss) before income taxes was increased by $1 million for Corporate due to an adjustment to the Company's loss on the sale of a controlling ownership interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA, S.A.B. de C.V.

During the three months ended March 30, 2012, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $150 million for Europe, $59 million for Latin America, $4 million for North America, $138 million for Pacific and $19 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $61 million for North America, $15 million for Bottling Investments and $3 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Europe due to the reversal of an accrual related to the Company's 2008–2011 productivity initiatives.

•
Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to changes in the Company's ready-to-drink tea strategy as a result of our U.S. license agreement with Nestlé S.A. ("Nestlé") terminating at the end of 2012.

•
Operating income (loss) and income (loss) before income taxes were reduced by $6 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S.

•
Income (loss) before income taxes was reduced by $3 million for Corporate due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé in the ready-to-drink tea category.

•
Income (loss) before income taxes was increased by a net $44 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral").
Asset Impairments and Restructuring
Restructuring
During the three months ended March 29, 2013, and March 30, 2012, the Company recorded charges of $21 million and $15 million, respectively, in the line item other operating charges. These charges were related to the integration of our German bottling and distribution operations as well as other restructuring initiatives outside the scope of the Company's productivity and reinvestment program.
Productivity and Reinvestment
During the three months ended March 29, 2013, and March 30, 2012, the Company recorded charges of $102 million and $64 million, respectively, in the line item other operating charges. These charges were related to our productivity and reinvestment program. This program will further enable our efforts to strengthen our brands and reinvest our resources to drive long-term profitable growth. The first component of this program is a global productivity initiative focused around four primary areas: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; and data and information technology systems standardization.
The second component of our productivity and reinvestment program involves a new integration initiative in North America related to our acquisition of CCE's former North America business. The Company has identified incremental synergies in North America, primarily in the area of our North American product supply operations, which will better enable us to serve our customers and consumers.
As a combined productivity and reinvestment program, the Company anticipates generating annualized savings of $550 million to $650 million which will be phased in over time. We expect to begin fully realizing the annual benefits of these savings in 2015, the final year of the program.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Productivity Initiatives
During the three months ended March 30, 2012, the Company reversed charges of $1 million in the line item other operating charges related to previously established accruals associated with our 2008–2011 productivity initiatives. These initiatives were focused on providing additional flexibility to invest for growth and impacted a number of areas, including aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs.
Equity Investees
During the three months ended March 29, 2013, and March 30, 2012, the Company recorded net charges of $30 million and net gains of $44 million, respectively, in the line item equity income (loss) — net. These amounts represent the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.
Transaction Gains
During the three months ended March 29, 2013, the Company recorded a charge of $1 million related to transaction costs associated with the pending merger of certain bottling partners. This charge was recorded in the line item other operating charges. The Company also recorded a benefit of $1 million in the line item other income (loss) — net related to an adjustment to the Company's loss on the sale of a majority interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA, S.A.B. de C.V. in January 2013.
Certain Tax Matters
During the three months ended March 29, 2013, and March 30, 2012, the Company recorded a net tax charge of $1 million and a net tax benefit of $8 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. The net tax benefit recorded during the three months ended March 30, 2012, also included the impact of the reversal of certain valuation allowances.
Other Items
Impact of Natural Disasters
On October 29, 2012, Hurricane Sandy caused widespread flooding and wind damage across the mid-Atlantic region of the United States, primarily in New York and New Jersey. During the three months ended March 29, 2013, the Company reversed charges of $3 million in the line item other operating charges due to the refinement of previously established accruals related to the loss or damage of certain fixed assets resulting from the hurricane.
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities. During the three months ended March 29, 2013, and March 30, 2012, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in an increase of $82 million and a decrease of $49 million, respectively, to our non-GAAP operating income.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Other Items (continued)
Hyperinflationary Economies
During the three months ended March 29, 2013, the Company recorded a charge of $149 million related to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela. This charge was primarily recorded in the line item other income (loss) — net with a portion recorded in the line item equity income (loss) — net.
Beverage Partners Worldwide and License Agreement with Nestlé S.A.
During the three months ended March 30, 2012, the Company recorded charges of $20 million due to changes in our ready-to-drink tea strategy as a result of our U.S. license agreement with Nestlé S.A. ("Nestlé") terminating at the end of 2012. In addition, the Company recorded charges of $3 million due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé in the ready-to-drink tea category.
Brazilian Orange Juice
In December 2011, the Company learned that orange juice being imported from Brazil contained residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice. During the three months ended March 30, 2012, the Company incurred charges of $6 million related to these events, including the increased raw material costs.
Currency Neutral
Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 29, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,035	$4,324	$6,711	60.8%	$4,182	$121	$2,408	21.8%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(21)	21
Productivity & Reinvestment	—	—	—		—	(102)	102
Productivity Initiatives	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains	—	—	—		—	(1)	1
Certain Tax Matters	—	—	—		—	—	—
Other Items	4	(75)	79		(3)	3	79
After Considering Items (Non-GAAP)	$11,039	$4,249	$6,790	61.5%	$4,179	$—	$2,611	23.7%

	Three Months Ended March 30, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,137	$4,348	$6,789	61.0%	$4,181	$99	$2,509	22.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(15)	15
Productivity & Reinvestment	—	—	—		—	(64)	64
Productivity Initiatives	—	—	—		—	1	(1)
Equity Investees	—	—	—		—	—	—
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	2	30	(28)		16	(21)	(23)
After Considering Items (Non-GAAP)	$11,139	$4,378	$6,761	60.7%	$4,197	$—	$2,564	23.0%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(1)	(1)	(1)		—	22	(4)
% Currency Impact	(2)	(1)	(2)		(1)	N/A	(3)
% Change — Currency Neutral Reported	1	1	1		1	N/A	(1)

% Change — After Considering Items (Non-GAAP)	(1)	(3)	—		—	N/A	2
% Currency Impact After Considering Items (Non-GAAP)	(2)	(1)	(2)		(1)	N/A	(3)
% Change — Currency Neutral After Considering Items (Non-GAAP)	1	(1)	2		—	N/A	5

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
Reported currency neutral operating expense leverage for the three months ended March 29, 2013, is negative 2 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 1% from reported currency neutral operating income growth of negative 1%. Currency neutral operating expense leverage after considering items impacting comparability for the three months ended March 29, 2013, is positive 3 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 2% from currency neutral operating income growth after considering items impacting comparability of 5%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 29, 2013
	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$87	$(165)	$2,344	$575	24.6%	$18	$1,751	0.39
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	21	—		—	21	—
Productivity & Reinvestment	—	—	102	40		—	62	0.01
Productivity Initiatives	—	—	—	—		—	—	—
Equity Investees	30	—	30	3		—	27	0.01
Transaction Gains	—	(1)	—	(4)		—	4	—
Certain Tax Matters	—	—	—	(1)		—	1	—
Other Items	9	140	228	28		—	200	0.04
After Considering Items (Non-GAAP)	$126	$(26)	$2,725	$641	23.5%	$18	$2,066	0.46

	Three Months Ended March 30, 2012
	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$140	$49	$2,725	$658	24.1%	$13	$2,054	0.45
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	15	—		—	15	—
Productivity & Reinvestment	—	—	64	24		—	40	0.01
Productivity Initiatives	—	—	(1)	—		—	(1)	—
Equity Investees	(44)	—	(44)	(4)		—	(40)	(0.01)
Transaction Gains	—	—	—	—		—	—	—
Certain Tax Matters	—	—	—	8		—	(8)	—
Other Items	3	—	(20)	(7)		(1)	(12)	—
After Considering Items (Non-GAAP)	$99	$49	$2,739	$679	24.8%	$12	$2,048	0.44

	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	(38)	N/A	(14)	(13)		38	(15)	(13)
% Change — After Considering Items (Non-GAAP)	27	N/A	(1)	(6)		50	1	5

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,530 million average shares outstanding — diluted

[2]	4,601 million average shares outstanding — diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended March 29, 2013
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$282	$683	$763	$341	$602	$39	$(302)	$2,408
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	21	—	21
Productivity & Reinvestment	2	—	—	82	8	—	10	102
Productivity Initiatives	—	—	—	—	—	—	—	—
Transaction Gains	—	—	—	—	—	—	1	1
Other Items	—	—	—	68	—	8	3	79
After Considering Items (Non-GAAP)	$284	$683	$763	$491	$610	$68	$(288)	$2,611

	Three Months Ended March 30, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$266	$695	$744	$451	$602	$35	$(284)	$2,509
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	15	—	15
Productivity & Reinvestment	—	—	—	61	—	—	3	64
Productivity Initiatives	—	(1)	—	—	—	—	—	(1)
Transaction Gains	—	—	—	—	—	—	—	—
Other Items	—	—	—	(5)	—	(20)	2	(23)
After Considering Items (Non-GAAP)	$266	$694	$744	$507	$602	$30	$(279)	$2,564

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	6	(2)	3	(24)	—	12	(6)	(4)
% Currency Impact	(6)	(1)	(6)	—	(2)	(22)	4	(3)
% Change — Currency Neutral Reported	12	(1)	9	(24)	2	34	(10)	(1)

% Change — After Considering Items (Non-GAAP)	7	(2)	3	(3)	1	128	(3)	2
% Currency Impact After Considering Items (Non-GAAP)	(6)	(1)	(6)	—	(2)	(26)	5	(3)
% Change — Currency Neutral After Considering Items (Non-GAAP)	13	(1)	9	(3)	4	154	(7)	5

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:

	Three Months Ended March 29, 2013	Three Months Ended March 30, 2012
Reported (GAAP)
Issuances of Stock	$417	$436
Purchases of Stock for Treasury	(1,523)	(1,079)
Net Change in Stock Issuance Receivables[1]	16	122
Net Change in Treasury Stock Payables[2]	11	(324)
Net Treasury Share Repurchases (Non-GAAP)	$(1,079)	$(845)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the quarter.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the quarter.

Currency Neutral and Structural Net Operating Revenues:

Three Months Ended March 29, 2013
Net Operating Revenues
% Change — Reported (GAAP)	(1)
% Currency Impact	(2)
% Change — Currency Neutral Reported	1
% Structural Impact	(1)
% Change — Currency Neutral Reported and Adjusted for Structural Items	2

% Change — After Considering Items (Non-GAAP)	(1)
% Currency Impact After Considering Items (Non-GAAP)	(2)
% Change — Currency Neutral After Considering Items (Non-GAAP)	1
% Structural Impact After Considering Items (Non-GAAP)	(1)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	2
Note: Certain columns may not add due to rounding.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world's most valuable brand, our Company's portfolio features 16 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of more than 1.8 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system employees. For more information, please visit www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo or visit our blog at www.coca-colablog.com.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute forward-looking statements as defined under U.S. federal securities laws. Generally, the words believe, expect, intend, estimate, anticipate, project, will and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.'s former North America business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company's filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.
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